Exhibit 4.3

SECOND AMENDMENT TO THE RIGHTS AGREEMENT

This Second Amendment to the Rights Agreement is made and entered into as of February 11, 2025 (this “Amendment”), by and between TruBridge, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”), and amends that certain Rights Agreement, dated as of March 26, 2024, by and between the Company and the Rights Agent, as amended by that certain Amendment to the Rights Agreement, dated as of April 22, 2024 (as amended, the “Rights Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 28 of the Rights Agreement provides that, except as otherwise provided in Section 28 of the Rights Agreement, and for so long as the Rights are redeemable, the Company may, from time to time, in its sole discretion, supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates or Common Stock, and the Rights Agent shall, if the Company so directs, execute such supplement or amendment from time to time;

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to advance the Final Expiration Date to February 12, 2025; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. Amendment of Section 1(kk). Section 1(kk) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(kk) “Final Expiration Date” shall mean February 12, 2025.”

2. Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Rights Agreement, as contemplated by Section 28 of the Rights Agreement. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect; provided, however, that the effect of this Amendment is to terminate the Rights Agreement at the Close of Business on the Final Expiration Date in accordance with Section 7(a) and Section 7(g) of the Rights Agreement. Unless the context clearly provides otherwise, any reference to “this Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Rights Agreement, as amended hereby.

3. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Amendment and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

4. Severability. If any term, provision, covenant or restriction of this Amendment, the Rights Agreement or the Rights is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, the Rights Agreement and the Rights will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment, the Rights Agreement or the Rights to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in good faith judgment that severing the invalid language from this Amendment, the Rights Agreement or the Rights, as applicable, would adversely affect the purpose or effect of this Amendment, the Rights Agreement or the Rights, the right of redemption set forth in Section 23 of the Rights Agreement will be reinstated and shall not expire until the Close of Business on the tenth (10th) Business Day following the date of such determination by the Board; provided, further, that if any such severed term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

5. Governing Law. This Amendment, each Right and each Rights Certificate issued under the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. The Company and each holder of Rights hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if such court shall lack subject matter jurisdiction, the United States District Court for the District of Delaware, over any suit, action or proceeding arising out of or relating to this Amendment.

6. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by facsimile or other customary means of electronic transmission (e.g., email or “pdf”) shall be effective as delivery of a manually executed counterpart hereof and shall constitute an original signature for all purposes.

7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” If a term is defined, then the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate. Each reference in this Amendment to a period of time following or after a specified date or event shall be calculated without including such specified date or the day on which such specified event occurs.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TRUBRIDGE, INC.,
as the Company

By:	/s/ Christopher L. Fowler
Name:	Christopher L. Fowler
Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.,
as the Rights Agent

By:	/s/ Shirley Nessralla
Name:	Shirley Nessralla
Title:	Vice President

Signature Page to

Second Amendment to the Rights Agreement